Horizon Technology Finance Announces Realized Gains of $5.0 Million from Sale of Portfolio Warrants and Stock in Q2 2011

Realized Gains Total $5 Million, or $0.66 per Share

FARMINGTON, Conn., June 30, 2011 – Horizon Technology Finance Corporation (Nasdaq: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides secured loans to venture capital and private equity backed development-stage companies in the technology, life science, healthcare information and services, and clean-tech industries, today announced that it has realized a net gain of approximately $5.0 million from the sale of portfolio warrants and stock in Q2 2011. Approximately $3.5 million of the net gain, or approximately $0.46 per share, is in connection with the completed acquisition of its portfolio company, Advanced BioHealing, Inc. (“ABH”), by Shire plc (LSE: SHP, NASDAQ: SHPGY) on June 28, 2011 at a purchase price of $750 million. Pursuant to the terms of the transaction, an additional $190,000 of proceeds to the Company will be held in escrow pending the expiration of an escrow period expiring on March 31, 2012. ABH previously repaid in full Horizon’s secured debt investment in December 2008.

In addition, Horizon realized a net gain of approximately $1.5 million, or approximately $0.20 per share, during the second quarter of 2011 from the sale of common stock in Pharmasset, Inc. (“Pharmasset “) (Nasdaq: VRUS), an existing portfolio company, that it received in connection with the exercise of portfolio warrants. Combined with a net realized gain of approximately $1 million in the fourth quarter of 2010 and first quarter of 2011, Horizon realized an aggregate gain of $2.5 million related to its warrants in Pharmasset.

Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer, commented, “Our realized gains totaling $5 million in the second quarter demonstrate the success of our investment strategy that focuses on development stage companies in our target markets. With a maturing high-quality portfolio, we expect to continue to realize gains that complement our stable stream of interest income and enhance total returns for our shareholders.”

About Horizon Technology Finance Corporation
Horizon Technology Finance Corporation is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company provides secured loans to development-stage companies backed by established venture capital and private equity firms within the technology, life science, healthcare information and services, and clean-tech industries. The investment objective of Horizon Technology Finance is to maximize total risk-adjusted returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants to purchase the equity of portfolio companies. Headquartered in Farmington, CT, with a regional office in Walnut Creek, CA, the Company is externally managed by its investment advisor, Horizon Technology Finance Management LLC. To learn more, please visit www.horizontechnologyfinancecorp.com.

Forward-Looking Statements
Statements included herein may constitute "forward-looking statements," which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Horizon Technology Finance Corporation	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Leon Berman / Michael Cimini
(860) 676-8653	(212) 477-8438 / (212) 477-8261
chris@horizontechfinance.com	lberman@igbir.com / mcimini@igbir.com